Exhibit 99

CONTACT:

Rosanne Palacios

Vice President of Marketing

International Bancshares Corporation

(956) 726-6636

Judith Wawroski

Vice President

International Bancshares Corporation

(956) 722-7611

FOR IMMEDIATE RELEASE:

International Bancshares Corporation Expands its Stock Repurchase Program

Laredo, Texas—(BUSINESS WIRE)—August 6, 2003—International Bancshares Corporation (NASDAQ:IBOC) announced that on August 6, 2003, its board of directors expanded its stock repurchase program.  The Company is now authorized to repurchase up to $175 million of its common stock through December 2003, compared to the prior authorization of $140 million through December 2003.  Stock repurchases may be made from time to time, on the open market or through private transactions.  Shares repurchased in this program will be held in treasury for reissue for various corporate purposes, including employee stock option plans.  As of August 5, 2003, a total of 3,481,931 shares had been repurchased under this program at a total cost of approximately $138.5 million, which shares are now reflected as 5,513,078 shares of treasury stock as adjusted for stock dividends.  The Company currently has invested approximately $159.4 million in treasury shares, which amount has been accumulated since the inception of the Company.

IBC is a $6.4 billion multi-bank financial holding company headquartered in Laredo, Texas, with more than 100 facilities and over 200 ATMs serving 34 communities including Houston, San Antonio, Corpus Christi, McAllen, Brownsville, Port Lavaca, Zapata, Eagle Pass and several others in the central, southern and Gulf Coast regions of Texas.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts contain forward looking information with respect to plans, projections or future performance of IBC and its subsidiaries, the occurrence of which involve certain risks and uncertainties detailed in IBC’s filings with the Securities and Exchange Commission.

Copies of IBC’s SEC filings and Annual Report (as an exhibit to the 10-K) may be downloaded from the SEC filings site located at http://www.sec.gov/edgar.shtml.